                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
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Check the appropriate box:
[ ]     Preliminary Proxy Statement           [ ]     Confidential, for Use of the Commission
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[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
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                (Name of Registrant as Specified In Its Charter)

                       TOTAL-TEL USA COMMUNICATIONS, INC.
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                   (Name of Person(s) Filing Proxy Statement)

                                  REVISION LLC
                                 WALT ANDERSON

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

                                December 1, 1998

                                 WALT ANDERSON
                      COMMITTEE FOR REVISION OF TOTAL-TEL
                          3050 K STREET, NW, SUITE 250
                              WASHINGTON, DC 20007

Dear Fellow Total-Tel Shareholders:

Total-Tel's stock price continues to languish while the great bull market roars on.

Why does Total-Tel remain undervalued with a stagnant stock? In our opinion, the explanation is simple: the investment community is taking a dim view of the Company's future prospects under the current board and management dominated by CEO Warren Feldman.

As a longtime, successful veteran of the telecommunications industry, we are attempting to bring much-needed change to the Company. We have presented a slate of experienced, successful director nominees who are committed to revitalizing the Company and enhancing shareholder value. But we can't help revitalize the Company without your support. Please sign and return the enclosed Blue proxy today. EVEN IF YOU HAVE ALREADY RETURNED A WHITE PROXY TO MANAGEMENT, A LATER-DATED BLUE CARD WILL REVOKE YOUR EARLIER VOTE AND COUNT FOR THE COMMITTEE'S NOMINEES.

It is a rare case when an outside shareholder has the financial ability, courage and persistence to challenge an incumbent board of directors. We urge you to take advantage of this opportunity to join with us in making your voice heard. We are sure that after you read the information below, you will agree with us that change is needed now!


                               SMOKE AND MIRRORS

In a recent letter, Mr. Feldman attempts to gain your vote by attacking me and extolling the virtues of Total-Tel management. YET YOU CAN CUT THROUGH HIS ENTIRE SELF-PROMOTION WITH ONE QUESTION: WHY IS TOTAL-TEL TRADING NEAR ITS YEARLY LOW AND MORE THAN 30% BELOW ITS YEARLY HIGH?

AND YOU CAN CUT THROUGH HIS ATTACK ON ME WITH ONE FACT: DESPITE MY RECENT DIFFERENCES WITH THE BOARD OF ESPRIT TELCOM GROUP PLC, NO ONE AT ESPRIT (OR MR. FELDMAN FOR THAT MATTER) HAS DENIED THAT AS A FOUNDER, I PLAYED A MAJOR ROLE IN BUILDING THAT COMPANY FROM MY INITIAL INVESTMENT OF APPROXIMATELY $1 MILLION INTO ONE OF THE LARGEST INDEPENDENT EUROPEAN TELECOMMUNICATIONS SERVICE PROVIDERS. In fact, my differences with the Esprit Board were caused, in large part by the fact that I am based in the United States while Esprit is operated in Europe. Geography will not be a factor with the Committee's slate of nominees if our nominees are elected to the Total-Tel Board.

IN MY OPINION, MR. FELDMAN'S "SMOKE AND MIRRORS" APPROACH IS AN INSULT TO THE INTELLIGENCE OF EVERY TOTAL-TEL SHAREHOLDER and tells you more about the lengths he will go to protect "Fortress Feldman" at the Company. For example, he attacks Revision LLC, a domestic company, which is the holding company that owns most of the Committee's Total-Tel stock, as being part of a chain of "mysterious" foreign entities. (I am a US citizen, by the way.) Mr. Feldman complains that he is "confused." DON'T LET HIS UNFOUNDED INSINUATIONS DISTRACT YOU FROM THE REAL ISSUE HERE: THE OPPORTUNITY TO ENHANCE THE VALUE OF YOUR INVESTMENT THROUGH THE ELECTION OF A NEW SLATE OF NOMINEES.

In fact, Mr. Feldman has known me for eight years and knows full well of my success in the telecommunications industry. I hope to put my successful telecommunications experience to good use as a director of Total-Tel.

The Feldman-led board has gone to great lengths to keep themselves in power. Last summer, the Board approved the adoption of a 600,000 share Employee Stock Ownership Plan which had no shares allocated to any employees at the time but allowed the Board to vote the entire 600,000 shares. Fortunately, this entrenchment maneuver was enjoined by a New Jersey Court on October 9, 1998, which prohibited the Board from voting these 600,000 shares pending the outcome of the litigation between Revision and the Company.


                                   MORE SMOKE

Mr. Feldman is also seeking to attack my service as a director of U.S. WATS, implying that it would impede my ability to serve as a director of Total-Tel. I should first remind you that, unlike all but one of the nominees of Mr. Feldman, I and each of my nominees has significant experience in the telecommunications industry. Nonetheless, U.S. WATS is not a direct competitor of Total-Tel. The two companies have completely different marketing strategies. My services as a director of U.S. WATS would not compromise my loyalty to, or ability to serve Total-Tel in the least. In fact, as the largest shareholder of Total-Tel, my investment in Total-Tel is significantly greater than my investment in U.S. WATS. You should also know that in filing with the Federal Communications Commission ("FCC") for approval to proceed with a shareholder vote regarding the proposed changes to the Total-Tel Board, my directorship in US WATS was fully disclosed. The FCC considered the application and granted approval thereof on November 17, 1998.

NOW LET'S GET TO THE ISSUES.

                           THE FELDMAN FAMILY FIEFDOM

               EXCESSIVE RELATED PARTY TRANSACTIONS AT TOTAL-TEL

         Although the Company is a public company, owned by the Shareholders, we believe that Warren Feldman, the Chief Executive Officer of the Company, and his family have run the Company as a family-owned business. The Company's practices prompted Judge Saunders to comment in pending New Jersey State Court litigation involving the Company: "I mean this is really almost like a private closed corporation as opposed to a public [company]. It's being run like a private closed corporation."

         I pledge to you that in the event that the Committee's Nominees are elected, we will discontinue the practices of the past concerning related party transactions. Moreover, I will serve without any compensation whatsoever and will even waive standard Board fees.

         Among the related party transactions and other actions indicative of private company governance we have learned of, through the Company's public filings and through depositions, are the following:

         o Despite mediocre operating performance, Mr. Feldman's hand picked directors have authorized increases in his compensation package from approximately $289 thousand in 1995 to $668 thousand in 1998 (exclusive of the value of stock options awarded to him). Inclusive of the value of stock options awarded to him, Mr. Feldman's 1998 compensation totaled $937,000. (The value of option grants included in the foregoing is $269,179, the value ascribed to such option grants in the Company's proxy statement, dated November 11, 1998, in the table entitled "Option Grants During Last Fiscal Year" under the column for potential realizable value at an assumed annual rate of increase of 10% in stock price for the option term.)

         o MR. FELDMAN'S 1998 COMPENSATION PACKAGE IS EQUAL TO APPROXIMATELY 86% OF ALL OF THE COMPANY'S FISCAL YEAR NET INCOME. MR. MILLER, A DIRECTOR AND MEMBER OF THE COMPENSATION COMMITTEE, IN A CLASSIC UNDERSTATEMENT TESTIFIED UNDER OATH THAT WARREN FELDMAN'S COMPENSATION IS "SOMEWHAT HIGH." IN ADDITION TO SALARY, BONUSES AND OPTIONS, WARREN FELDMAN ALSO RECEIVES A COUNTRY CLUB MEMBERSHIP AND A $90,000 BMW.

         o In 1993, the Company entered into a lease for a warehouse that is owned by a partnership of which 50% is owned by Solomon Feldman, a Director of the Company, and his sons, Warren, Cary and Gerald. The annual payment under the warehouse lease are $58,560 for the first three years and $62,885 for years four and five. No Board of Directors vote was ever taken to approve the warehouse lease and no study was commissioned to determine whether the terms of the warehouse lease are equivalent to market terms.

         o Warren Feldman's thirteen year old son has received commissions as an agent of the Company since he was eleven.

         o For two years, Mrs. Feldman, who is not a Company employee, was provided with a new minivan leased and paid for by the Company.

         o Solomon Feldman who spends 25% of his time at the Company as a "consultant," is provided with a 1998 Cadillac and a $40,000 "supplemental retirement benefit."

         o Warren Feldman's brother, Gerald, receives annual compensation (including commissions) of approximately $50,000 to run the Company's Los Angeles "sales and agency relationship development office."

         o A Company mail room employee, also acts as Warren Feldman's personal chauffeur and does errands for Warren Feldman. On occasion, he has picked up Warren Feldman's children and has driven them from place to place. The Feldman's have never reimbursed the Company for these personal expenses. Such employee also provided similar services to other executives of the Company.

         o Jay Miller, a director of the Company, serves as outside corporate counsel to the company. In 1998, the Company paid Mr. Miller in excess of $135,000 for legal services rendered in 1997.

         o Leon Genet, a director of the Company, is also a shareholder, officer and director of LPJ Communications, which has received more than $76,000 in commissions from the Company.

         o Messrs. Miller and Genet comprised the Compensation Committee which determined Mr. Feldman's compensation in fiscal 1998 based, in part, upon "increased revenue and earnings of the Company." Remember: The Company's net income in fiscal 1998 was lower than its net income in fiscal 1995 and 1996 and its net income for fiscal 1997 was less than one third of its fiscal 1996 net income.


                          THE HIRING OF EUGENE DAVIS:
                    A TROUBLING SIGN FOR TOTAL-TEL'S FUTURE?

Total-Tel has often publicly announced promotions and the appointments of personnel to important positions in the Company. Yet there was precious little fanfare made two months ago about the appointment of its new Chief Operating Officer, Eugene I. Davis. Why the subdued approach? Draw your own conclusions. But we certainly endorse the notion that the occasion of his appointment was no cause for celebration among Total-Tel shareholders.

WE BELIEVE YOU ARE ENTITLED TO KNOW MORE ABOUT MR. DAVIS' RECORD THAN IS DISCLOSED IN THE COMPANY'S PROXY STATEMENT. WE BELIEVE THAT HIS APPOINTMENT RAISES TROUBLING QUESTIONS ABOUT THE BUSINESS JUDGMENT OF THE BOARD AND MANAGEMENT IN PLACING HIM IN SO IMPORTANT A POSITION IN YOUR COMPANY.

         According to the biography of Mr. Davis contained in the Company's proxy material, Mr. Davis has no experience in the telecommunications industry prior to his joining Total-Tel as a consultant last April.

         Mr. Davis served in various senior executive positions at Emerson Radio Corp. from July 1992 through December 1996. THE COMPANY'S PROXY STATEMENT DOES NOT DISCLOSE THAT APPROXIMATELY 14 MONTHS AFTER MR. DAVIS TOOK HIS FIRST POSITION AS EXECUTIVE VICE PRESIDENT, EMERSON FILED FOR BANKRUPTCY PROTECTION. AFTER EMERGING FROM BANKRUPTCY APPROXIMATELY SIX MONTHS LATER, EMERSON HAD A YEAR OF PROFITABILITY BEFORE RESUMING ITS MONEY-LOSING WAYS, WITH DAVIS THEN SERVING AS PRESIDENT. The Company's proxy statement, indicates that he was an attorney in private practice prior to July 1992.

         TOTAL-TEL'S PROXY TELLS YOU THAT MR. DAVIS SERVED AS EMERSON'S VICE CHAIRMAN "SINCE 1996." BUT IT ALSO DOES NOT INFORM YOU THAT ACCORDING TO EMERSON'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 3, 1998, "ON SEPTEMBER 24, 1997, PURSUANT TO THE TERMS OF HIS EMPLOYMENT AGREEMENT, AS AMENDED, MR. DAVIS WAS REQUESTED TO RESIGN AS A DIRECTOR. ON SEPTEMBER 25, 1997 THE COMPANY TERMINATED MR. DAVIS' EMPLOYMENT FOR CAUSE." THE CIRCUMSTANCES SURROUNDING MR. DAVIS' TERMINATION ARE THE SUBJECT OF LITIGATION, IN PART INSTITUTED BY HIM AND IN PART INSTITUTED BY EMERSON.

         While he was president, Mr. Davis led Emerson in a costly, hostile takeover attempt of International Jensen Inc. The effort failed for Emerson, but not necessarily for everyone related to Mr. Davis. According to the Emerson 1997 proxy statement, "...A family member of Mr. Davis was a member of the law firm...[which] served as the Company's regular outside counsel during Fiscal 1997. The Company was billed approximately $842,000 for legal services during Fiscal 1997 by such law firm."

         According to the Emerson 1996 proxy statement, the Davis family member in question (his brother) was originally hired by another law firm which had been retained earlier as Emerson's outside counsel. During the same fiscal year that Mr. Davis' brother moved to a new law firm, Emerson retained his new law firm to replace his previous firm as outside counsel.

         In 1996, when Mr. Davis was president, Emerson bought an approximate 30% interest in Sport Supply Group, Inc.- another public company. Subsequently, Mr. Davis became director and Vice Chairman of Sport Supply. According to Sport Supply's 1997 proxy statement, "On September 29, 1997, the Company terminated Mr. Davis as Vice Chairman and a Consultant and requested that Mr. Davis resign as a director of the Company." Again the departure appears to be unfriendly. The circumstances surrounding the departure are the subject of litigation instituted by both Mr. Davis and Sport Supply.

The hiring of Mr. Davis raises troubling questions. Where is a recent "success story" in his career that would make him more attractive than other candidates for this important position? What criteria did the board and management use to select him to a position that will have a significant impact on the future of Total-Tel? What relevant experience does he have? Who proposed him...who approved him?

Mr. Davis' record is concern enough. And as yet, to the best of our knowledge, his compensation package has not been disclosed. It is possible that in more ways than one, Total-Tel and its shareholders cannot afford Mr. Davis as Chief Operating Officer. It is also clear that Total-Tel and its shareholders can't afford more bad judgment on the part of its board and management. But apparently and unfortunately, they are getting it. Read on.


                      THE TROUBLING CASE OF JAMES CARNEY:

                        A SERIOUS QUESTION OF PROPRIETY

If you were running a public company in a highly regulated industry, would you hire as "special counsel" an attorney who is in the midst of proceedings before the New Jersey Disciplinary Review Board as a result of numerous allegations of his willful misappropriation of client funds? The question may sound absurd, but unfortunately it is painfully relevant to Total-Tel today. We realize that neither you nor we are running Total-Tel - The Feldman-led board and management are. And they have hired just such an attorney.

Through deposition, we have learned that the Company recently retained
Mr. James Carney as Special Counsel. Mr. Carney had been a partner at the law firm that employed Warren Feldman prior to Mr. Feldman's joining Total-Tel. Mr. Carney does not devote 100% of his time to the Company and is paid $11,800 per month for his services.

A recent article in the New Jersey Law Journal ("Other People's Money Stays In Carney's Hands" by Henry Gottlieb, published November 16, 1998) explains that Mr. Carney is currently under investigation by the New Jersey Disciplinary Review Board in connection with the potentially disbarrable offense of willful misappropriation. The article cites numerous complaints by ex-clients of Mr. Carney alleging such misappropriation of funds.

According to the article, in November 1995, Mr. Carney, an attorney noted for his work in personal injury cases,"...stipulated that he took fees from clients without court approval, and he agreed to swallow a three-month suspension." The article indicates that the Disciplinary Review Board ordered the ethics prosecutor to continue his investigation of the allegations to determine whether it could make a stronger case. According to the article, Mr. Carney "...is denying wrongdoing in all the cases and has presented evidence that he had clients' permission to withhold certain sums." The article indicates that the case is expected to be decided next year. (Note that neither the consent of Mr. Gottlieb nor the New Jersey Law Journal to the use of the information set forth in this paragraph or the previous paragraph has been obtained by the Committee.)

Our purpose in disclosing this information is not to attack Mr. Carney nor to speculate on the outcome of his case. Rather, it is to call into question the judgment on the part of Total-Tel's board of directors and management. One can't help but wonder who initiated his hiring at Total- Tel, who approved it and whether any inquiry into this matter was made prior to such approval.


               IT'S TIME TO PUT THE SHAREHOLDERS' INTERESTS FIRST

We have previously sent you our proxy statement which contained an outline of our business plan designed to help Total-Tel increase its profitability amidst today's much tougher competition in the telecom industry. Our director nominees are dedicated to enhancing the Company's value for the benefit of all shareholders. We simply would not tolerate the conduct of a CEO such as Mr. Feldman who failed to inform his board on several occasions of his discussions with other companies seeking to acquire or merge with Total-Tel.


                    IT'S TIME TO HOLD THE BOARD ACCOUNTABLE

A fundamental tenet of corporate democracy is management accountability. Incumbent directors do not have the automatic right to stay in office, particularly if the shareholders believe that their best interests are not being served. The shareholders are the true owners of the Company and the Board must answer to you every year at the annual meeting.

We urge you to take advantage of this rare opportunity to bring a change for the better to Total- Tel. Please sign and return your Blue proxy card today. If you are concerned that your vote will not be received in time for the December 10 shareholders' meeting, please contact the Committee's proxy solicitor, Beacon Hill Partners, Inc. at 212-843-8500 (collect) or 1-800-755- 5001.

Thank you for your consideration.

                                      Sincerely,


                                      Walt Anderson, on behalf of The Committee
                                      For Revision of Total-Tel



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